As filed with the Securities and Exchange Commission on September 25, 2007

REGISTRATION NO. 333 –76582

REGISTRATION NO. 333 -50913

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

AMERICAN TECHNICAL CERAMICS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	11-2113382 (I.R.S. Employer Identification No.)

One Norden Lane

Huntington Station, New York 11746

(Address, Including Zip Code, of Principal Executive Offices)

American Technical Ceramics Corp. 2000 Incentive Stock Plan

American Technical Ceramics Corp. 1997 Stock Option Plan

(Full Title of the Plans)

Kathleen Kelly

American Technical Ceramics Corp.

One Norden Lane

Huntington Station, New York 11746

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

with copies to:

Stephen Gulotta, Jr., Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

EXPLANATORY NOTE

American Technical Ceramics Corp., a Delaware corporation (the “Registrant”), is filing this Post Effective Amendment No.1 relating to the following Registration Statements on Form S-8 (“Registration Statements”): (i) the Registration Statement on Form S-8 (File No. 333-76582), originally filed on January 11, 2002, pertaining to the common stock to be offered under the American Technical Ceramics Corp. 2000 Incentive Stock Plan, and (ii) the Registration Statement on Form S-8 (File No. 333-50913), originally filed on April 24, 1998, pertaining to the common stock to be offered under the American Technical Ceramics Corp. 1997 Stock Option Plan.

On September 25, 2007, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), dated June 15, 2007, by and among the Registrant, AVX Corporation (“AVX”) and Admiral Byrd Acquisition Sub, Inc., a wholly-owned subsidiary of AVX (“Acquisition Sub”), Acquisition Sub was merged (the “Merger”) with and into the Registrant and the Registrant, as the surviving corporation in the Merger, became a wholly-owned subsidiary of AVX. As provided in the Merger Agreement, each option exercisable to purchase shares of the Registrant’s common stock that was outstanding at the effective time of the Merger was converted into the right to receive $24.75 less the applicable exercise price in respect of each share of common stock underlying such option.

As a result of the Merger, the Registrant hereby removes from registration any and all of its shares of common stock originally reserved for issuance under the stock option plans listed above and registered under the Registration Statements which were unissued at the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the within described Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Huntington Station, New York on September 25, 2007.

AMERICAN TECHNICAL CERAMICS CORP.
By:	/s/ Victor Insetta
Victor Insetta President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Victor Insetta	President, Chief	September 25, 2007
Victor Insetta	Executive Officer and Director (principal executive officer)

/s/ Andrew Perz	Vice President – Finance	September 25, 2007
Andrew Perz	(principal financial and accounting officer)

/s/ Thomas Volpe	Director	September 25, 2007
Thomas Volpe

/s/ Stuart Litt	Director	September 25, 2007
Stuart Litt

/s/ Dov Bacharach	Director	September 25, 2007
Dov Bacharach